Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-1

Voltage X Limited

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate		Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities
Fees to be Paid						$		$			$					$
Fees Previously Paid	Equity	Class A Ordinary Shares	(1)	457(o)	1,540,000		5.00		7,700,000.00	0.0001531		1,178.87
Carry Forward Securities
Carry Forward Securities						$		$			$					$

Total Offering Amounts:									$7,700,000.00			1,178.87
Total Fees Previously Paid:
Total Fee Offsets:												0.00
Net Fee Due:												$1,178.87

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Offering Note(s)

(1)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

Includes 140,000 additional shares that the underwriters have the option to purchase to cover over-allotment, if any.

Pursuant to Rule 416 under the Securities Act, we are also registering an indeterminate number of additional Class A ordinary shares that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar transactions.